Exhibit 99.1

The Men’s Wearhouse, Inc. News Release

For Immediate Release
MEN’S WEARHOUSE REPORTS FISCAL 2008
FOURTH QUARTER AND FULL YEAR RESULTS
•	Q4 2008 GAAP diluted EPS was $0.03 and adjusted loss per share was $0.06 compared with Q4 2007 GAAP diluted EPS of $0.28
•	Fiscal 2008 GAAP diluted EPS was $1.13 and adjusted diluted EPS was $1.17 compared with 2007 GAAP diluted EPS of $2.73 and 2007 pro-forma diluted EPS of $2.57
•	Company provides guidance for the first half of fiscal 2009
•	Conference call at 5:00 pm Eastern today
HOUSTON — March 11, 2009 — The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the fourth quarter and fiscal year ended January 31, 2009.
Fourth Quarter Sales Summary — Fiscal 2008

	U.S. dollars, in millions					Comparable Store Sales Change %
	Current Year		Prior Year		Total Sales Change %	Current Year		Prior Year
Total Company	$476.4		$535.0		-11.0%
MW	$315.8	(a)	$340.3	(a)	-7.2%	-9.7	%(b)	-5.4	%(b)
K&G	$98.6		$109.0		-9.5%	-10.7%		-17.2%
United States	$424.5		$463.9		-8.5%	-9.9%		-8.6%
Moores	$51.9		$71.1		-27.0%	-10.5	%(c)	-7.3	%(c)
Year-To-Date Sales Summary — Fiscal 2008

	U.S. dollars, in millions					Comparable Store Sales Change %
	Current Year		Prior Year		Total Sales Change %	Current Year		Prior Year
Total Company	$1,972.4		$2,112.6		-6.6%
MW	$1,322.0	(a)	$1,413.3	(a)	-6.5%	- 9.0%	(b)	- 0.4%	(b)
K&G	$376.0		$407.8		-7.8%	-11.7%		- 10.9%
United States	$1,742.2		$1,862.9		- 6.5%	- 9.6%		-3.0%
Moores	$230.2		$249.7		-7.8%	- 5.6%	(c)	+ 1.5%	(c)

(a)	Includes retail stores and ecommerce as well as stores resulting from the acquisition of After Hours on April 9, 2007.

(b)	Comparable store sales do not include ecommerce. Stores from the After Hours acquisition are included beginning Q2 of fiscal 2008.

(c)	Comparable store sales change is based on the Canadian dollar.

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Diluted earnings per share were $0.03 for the fourth quarter ended January 31, 2009. Adjusted loss per share was $0.06. This excludes a $5.8 million (net of tax) or $0.11 per diluted share outstanding gain from an eminent domain sale of a distribution center and a $1.2 million (net of tax) or $0.02 per diluted share outstanding non-cash fixed asset impairment charge.
Diluted earnings per share were $1.13 for fiscal year 2008. Adjusted diluted earnings per share were $1.17. This excludes a $6.6 million (net of tax) or $0.13 per diluted share outstanding cost to close the Canadian based manufacturing facility operated by the Company’s subsidiary, Golden Brand, a $5.8 million (net of tax) or $0.11 per diluted share outstanding gain from an eminent domain sale of a distribution center and a $1.2 million (net of tax) or $0.02 per diluted share outstanding non-cash fixed asset impairment charge.
FOURTH QUARTER REVIEW
•	Total Company sales decreased 11.0% for the quarter.
•	Clothing product sales, representing 85.4% of fiscal fourth quarter 2008 total net sales, decreased 12.8% due to decreases in the Company’s comparable store sales primarily driven by a reduction in store traffic levels.

•	Tuxedo rental sales, representing 7.5% of fiscal fourth quarter 2008 total net sales, increased 3.0%.
•	Gross margin before occupancy costs, as a percentage of total net sales, decreased 294 basis points from 56.68% to 53.74%. Decreases in clothing product margins, as a percentage of related sales, of 396 basis points were offset by the impact of the higher margin tuxedo rental revenues that increased from 6.50% to 7.52% as a percentage of total sales.
•	Occupancy costs increased, as a percentage of total net sales, by 141 basis points from 13.91% to 15.32% primarily due to the deleveraging effect of reduced comparable store sales.
•	In the fourth quarter, the Company realized a pretax gain of $8.8 million from an eminent domain sale of a distribution center and incurred a pretax non-cash fixed asset impairment charge in the amount of $1.8 million. Selling, general, and administrative expenses, excluding these items, decreased 7.1% from the prior year quarter of $207.3 million to $192.6 million due primarily to cost-cutting measures implemented during the quarter.
•	Operating loss excluding the $8.8 million gain on the distribution center sale and the $1.8 million impairment charge was $9.6 million or negative 2.0% of total net sales compared to $21.5 million or 4.0% of total net sales for the same period last year.
•	The Company realized an income tax benefit for the quarter due to favorable developments on certain outstanding income tax matters and a true up of the tax provision for the full year.

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FISCAL 2009 GUIDANCE
Due primarily to the lack of forward visibility as to macro economic conditions, the Company is implementing modifications to its forward guidance practices beginning with fiscal 2009. The Company will provide specific financial related guidance for the first half of the fiscal year and plans to update that guidance when it reports first quarter earnings. The Company has provided below additional guidance around certain elements which management believes will influence the Company’s annual results. Finally, the Company will eliminate its past practice of providing mid quarter updates on earnings per share guidance.
For the first half of the fiscal year, the Company expects GAAP diluted earnings per share in a range of $0.45 to $0.65.
The Company anticipates comparable store sales of its retail apparel business to decline in a range of 6% to 10% and comparable store sales of its tuxedo rental revenues to increase in a range of 7% to 9%. Total Company sales are expected to decrease in the 4% to 7% range.
The Company expects first quarter results, on a diluted EPS basis, to be break even to a mid single digit range loss and that the second quarter will drive the majority of first half estimated earnings results which is due to the tuxedo rental business seasonality favoring the second fiscal quarter of the year.
Gross margins before occupancy costs for the first and second quarter are expected to be below the prior year as the Company continues a more aggressive posture in strengthening its value proposition for customers. Occupancy costs are expected to be flat to a modest reduction for the first half in dollar terms; however, as a percentage of revenues, these costs will deleverage from the prior year rate.
The Company has implemented a variety of cost containment and operational changes that have resulted in an immediate reduction in payroll and benefit costs in the fourth quarter of fiscal 2008. Further, the actions are expected to drive reported selling, general and administrative expenses, excluding advertising costs, for the first half of the year down by 7% to 9% from the prior year. This expected rate of reduction will enable the Company to realize expense leverage for the first half of the year.
Net interest expense is expected to decline for the first half and full year due to positive increases in free cash flow.
This guidance includes an estimated annual effective tax rate of approximately 38.0%; however, the Company expects continuing variability in quarterly tax rates.
Fully diluted shares outstanding of 52.1 million are estimated for the year. The Company’s share repurchase program will be influenced by several factors including business and market conditions.
The Company anticipates opening new stores throughout the year. Currently the aggregate number of new openings is expected to be up to 10; however, the Company remains flexible to take advantage of real estate opportunities that may arise.

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Capital expenditures for the full year are targeted in a range of $50 million to $55 million and depreciation and amortization is estimated at $85 million.
CONFERENCE CALL AND WEBCAST INFORMATION
At 5:00 p.m. Eastern time on Wednesday, March 11, 2009, Company management will host a conference call and real time web cast to review the fiscal fourth quarter and full year 2008 and provide its outlook for fiscal 2009.
To access the conference call, dial 303-262-2140. To access the live webcast presentation, visit the Investor Relations section of the Company’s website at www.menswearhouse.com. A telephonic replay will be available through March 18, 2009 by calling 303-590-3000 and entering the access code of 11124766# or a webcast archive will be available free on the website for approximately 90 days.
STORE INFORMATION

	January 31, 2009		February 2, 2008
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)
Men’s Wearhouse	580	3,263.1	563	3,152.6
Men’s Wearhouse and Tux	489	665.0	489	652.0
Moores, Clothing for Men	117	729.3	116	719.8
K&G (a)	108	2,493.4	105	2,428.8
Total	1,294	7,150.8	1,273	6,953.2

(a)	93 and 89 stores, respectively, offering women’s apparel.

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Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,294 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks and other factors described in the Company’s annual report on Form 10-K for the year ended February 2, 2008 and subsequent Forms 10-Q.
For additional information on Men’s Wearhouse, please visit the Company’s website at www.menswearhouse.com.

CONTACT:	Neill Davis, EVP & CFO, Men’s Wearhouse (281) 776-7000 Ken Dennard, DRG&E (713) 529-6600

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THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE THREE MONTHS ENDED
January 31, 2009 AND February 2, 2008
(In thousands, except per share data)

	Three Months Ended
		% of		% of
	2008	Sales	2007	Sales

Net sales:
Clothing product	$406,690	85.37%	$466,221	87.15%
Tuxedo rental services	35,806	7.52%	34,752	6.50%
Alteration and other services	33,864	7.11%	33,985	6.35%

Total net sales	476,360	100.00%	534,958	100.00%

Cost of sales:
Clothing product including buying and distribution costs	187,871	39.44%	196,900	36.81%
Tuxedo rental services	9,946	2.09%	9,591	1.79%
Alteration and other services	22,557	4.74%	25,230	4.72%
Occupancy costs	72,996	15.32%	74,422	13.91%

Total cost of sales	293,370	61.59%	306,143	57.23%

Gross margin	182,990	38.41%	228,815	42.77%

Selling, general and administrative expenses	185,550	38.95%	207,266	38.74%

Operating income (loss)	(2,560)	(0.54)%	21,549	4.03%

Interest income	333	0.07%	1,332	0.25%

Interest expense	(683)	(0.14)%	(1,533)	(0.29)%

Earnings (loss) before income taxes	(2,910)	(0.61)%	21,348	3.99%

Provision (benefit) for income taxes	(4,399)	(0.92)%	6,533	1.22%

Net earnings	$1,489	0.31%	$14,815	2.77%

Net earnings per share:
Basic	$0.03		$0.28

Diluted	$0.03		$0.28

Weighted average common shares outstanding:
Basic	51,768		52,187

Diluted	52,037		52,708

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE TWELVE MONTHS ENDED
January 31, 2009, February 2, 2008 AND PRO FORMA February 2, 2008
(In thousands, except per share data)

	Twelve Months Ended
		% of		% of	Pro Forma	% of
	2008	Sales	2007	Sales	2007	Sales

Net sales:

Clothing product	$1,515,704	76.84%	$1,656,167	78.40%	$1,659,685	77.46%
Tuxedo rental services	329,951	16.73%	325,272	15.40%	351,606	16.41%
Alteration and other services	126,763	6.43%	131,119	6.21%	131,247	6.13%

Total net sales	1,972,418	100.00%	2,112,558	100.00%	2,142,538	100.00%

Cost of sales:
Clothing product including buying and distribution costs	672,629	34.10%	709,260	33.57%	711,874	33.23%
Tuxedo rental services	59,515	3.02%	61,663	2.92%	65,904	3.08%
Alteration and other services	96,165	4.88%	99,577	4.71%	99,577	4.65%
Occupancy costs	293,597	14.89%	272,001	12.88%	278,395	12.99%

Total cost of sales	1,121,906	56.88%	1,142,501	54.08%	1,155,750	53.94%

Gross margin	850,512	43.12%	970,057	45.92%	986,788	46.06%

Selling, general and administrative expenses	760,041	38.53%	741,405	35.10%	771,184	35.99%

Operating income	90,471	4.59%	228,652	10.82%	215,604	10.06%

Interest income	2,592	0.13%	5,987	0.28%	5,509	0.26%
Interest expense	(4,300)	(0.22)%	(5,046)	(0.24)%	(5,257)	(0.25)%

Earnings before income taxes	88,763	4.50%	229,593	10.87%	215,856	10.07%

Provision for income taxes	29,919	1.52%	82,552	3.91%	77,411	3.61%

Net earnings	$58,844	2.98%	$147,041	6.96%	$138,445	6.46%

Net earnings per share:
Basic	$1.14		$2.76		$2.60

Diluted	$1.13		$2.73		$2.57

Weighted average common shares outstanding:
Basic	51,645		53,258		53,258

Diluted	51,944		53,890		53,890

Note: The pro forma condensed consolidated statement of earnings presents the Company’s results of operations as if the After Hours acquisition had occurred on January 29, 2006, after giving effect to certain purchase accounting adjustments. The pro forma information is not necessarily indicative of actual results had the acquisition occurred on January 29, 2006.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	January 31,	February 2,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$87,412	$39,446
Short-term investments	17,121	59,921
Accounts receivable, net	16,315	18,144
Inventories	440,099	492,423
Other current assets	70,668	61,061

Total current assets	631,615	670,995
Property and equipment, net	387,472	410,167
Tuxedo rental product, net	96,691	84,089
Goodwill	57,561	65,309
Other assets, net	14,391	25,907

Total assets	$1,187,730	$1,256,467

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$108,800	$146,713
Accrued expenses and other current liabilities	111,404	124,952
Income taxes payable	19	5,590

Total current liabilities	220,223	277,255
Long-term debt	62,916	92,399
Deferred taxes and other liabilities	62,443	70,876

Total liabilities	345,582	440,530

Shareholders’ equity:
Preferred stock	—	—
Common stock	700	696
Capital in excess of par	315,404	305,209
Retained earnings	924,288	880,084
Accumulated other comprehensive income	14,292	43,629

Total	1,254,684	1,229,618

Treasury stock, at cost	(412,536)	(413,681)

Total shareholders’ equity	842,148	815,937

Total liabilities and equity	$1,187,730	$1,256,467

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
FOR THE TWELVE MONTHS ENDED
January 31, 2009 AND February 2, 2008
(In thousands)

	Twelve Months Ended
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$58,844	$147,041
Non-cash adjustments to net earnings:
Depreciation and amortization	90,665	80,296
Tuxedo rental product amortization	38,180	42,067
Other	12,707	15,073
Changes in assets and liabilities	(70,906)	(79,600)

Net cash provided by operating activities	129,490	204,877

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(88,225)	(126,076)
Net non-cash assets acquired	—	(68,232)
Proceeds from sale of distribution facility	9,588	—
Purchases of available-for-sale investments	(17,121)	(337,401)
Proceeds from sales of available-for-sale investments	59,921	277,480
Other investing activities	811	(40)

Net cash used in investing activities	(35,026)	(254,269)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(14,600)	(12,353)
Proceeds from revolving credit facility	150,600	30,500
Payments on revolving credit facility	(130,975)	(25,125)
Payments on Canadian term loan	(31,880)	—
Proceeds from issuance of common stock	2,853	7,128
Purchase of treasury stock	(156)	(106,107)
Other financing activities	(1,261)	1,543

Net cash used in financing activities	(25,419)	(104,414)

Effect of exchange rate changes	(21,079)	13,558

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	47,966	(140,248)
Balance at beginning of period	39,446	179,694

Balance at end of period	$87,412	$39,446